Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3ASR (No. 333-276248) of our report dated March 1, 2023 relating to the consolidated financial statements of Global Medical REIT Inc. and the effectiveness of Global Medical REIT Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Global Medical REIT Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

February 27, 2024